Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Advanced Micro Devices, Inc. 2023 Equity Incentive Plan of our reports dated February 27, 2023, with respect to the consolidated financial statements of Advanced Micro Devices, Inc. and the effectiveness of internal control over financial reporting of Advanced Micro Devices, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
May 18, 2023